 Ex-99

March 30, 2016 CONTACT: Steven S. Sintros, Senior Vice President & CFO

UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER OF FISCAL 2016

Wilmington, MA (March 30, 2016) -- UniFirst Corporation (NYSE: UNF) today announced results for its second quarter ended February 27, 2016. Revenues for the quarter were $363.1 million, up 0.5% from $361.5 million in the year ago period. Net income was $23.5 million ($1.16 per diluted share), down 7.7% from $25.4 million ($1.26 per diluted share) in the second quarter of fiscal 2015. As a reminder, the results in the second quarter of fiscal 2015 included a $3.6 million charge to selling and administrative expenses to increase the Company’s environmental contingency reserves. Excluding the effect of this item, net income for the second quarter a year ago would have been $27.7 million ($1.37 per diluted share). In addition, the comparison of net income was negatively impacted by a higher effective tax rate in the current quarter compared to the same period a year ago due to a change in the mix of jurisdictional earnings.

Ronald D. Croatti, UniFirst President and Chief Executive Officer said, “Our growth during the second quarter continued to be negatively impacted by the loss of uniform wearers and customers in energy dependent markets in the United States and Canada. In fact, during the quarter, uniform wearer reductions accelerated from our first quarter experience.”

Core Laundry revenues in the quarter were $331.4 million, down 0.2% from those reported in the prior year’s second quarter. Adjusting for the effects of acquisitions and a weaker Canadian dollar, revenues grew 0.5%. Excluding the environmental charge from the second quarter of fiscal 2015, this segment’s operating margin decreased to 10.9% from an adjusted operating margin of 13.4% a year ago. The largest driver of the margin decline was significantly higher healthcare claims incurred during the quarter compared to a year ago which impacted the margin comparison by a full 1%. Merchandise as well as many of our other costs were also higher than the prior year which negatively impacted the margin further due to the lack of top line growth in this segment. These items were partially offset by lower energy expenses during the quarter compared to a year ago.

Revenues for the Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, were $20.5 million, up 9.6% from $18.7 million in the second quarter of fiscal 2015. Due primarily to the improved revenue performance, this segment’s income from operations increased to $1.1 million in the current quarter from a loss of $0.4 million in last year’s comparable period.

UniFirst continues to maintain a solid balance sheet with no long-term debt and increasing cash balances. Net cash provided by operating activities in the first six months of fiscal 2016 was $105.5 million, down only slightly from the same period in fiscal 2015, and cash and cash equivalents at the end of the fiscal quarter totaled $335.0 million, up from $276.6 million at the end of fiscal 2015.

Outlook

Mr. Croatti continued, “At this time we are adjusting our guidance to reflect the effect of the continuing weak energy market conditions on our customer base. In addition, the new guidance includes the effect of higher than anticipated healthcare claims experienced in the first half of the fiscal year as well as a higher effective tax rate. We now believe full year fiscal 2016 revenues will be between $1.455 billion and $1.467 billion and full year diluted EPS will be between $5.45 and $5.65.”

Conference Call Information

UniFirst will hold a conference call today at 10:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

Headquartered in Wilmington, Mass., UniFirst Corporation is a North American leader in the supply and servicing of uniform and workwear programs, as well as the delivery of facility service programs. Together with its subsidiaries, the company also provides first aid and safety products, and manages specialized garment programs for the cleanroom and nuclear industries. UniFirst manufactures its own branded workwear, protective clothing, and floorcare products, and with more than 225 service locations, 275,000 customer locations, and 12,000 employee Team Partners, the Company outfits more than 1.5 million workers each business day. UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index. For more information visit www.unifirst.com.

Forward Looking Statements

This public announcement contains forward looking statements that reflect the Company’s current views with respect to future events and financial performance, including projected revenues and earnings per share. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “could,” “should,” “may,” “will,” or the negative versions thereof, and similar expressions and by the context in which they are used. Such forward looking statements are based upon our current expectations and speak only as of the date made. Such statements are highly dependent upon a variety of risks, uncertainties and other important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, our ability to compete successfully without any significant degradation in our margin rates, uncertainties caused by the continuing adverse worldwide economic conditions and their impact on our customers’ businesses and workforce levels, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, uncertainties regarding our ability to consummate and successfully integrate acquired businesses, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the continuing increase in domestic healthcare costs, including the ultimate impact of the Affordable Care Act, our retention of customers and renewal of customer contracts, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the negative effect on our business from sharply depressed oil prices, fluctuation on our revenue and net income from our specialty garments segment, the effect of currency fluctuations on our results of operations and financial condition, rampant criminal activity and instability in Mexico where our principal garment manufacturing plants are located, the impact on our goodwill and intangibles that might result from adverse financial and economic changes, our ability to properly and efficiently design, construct, implement and operate our new customer relationship management (“CRM”) computer system, interruptions or failures of our information technology systems, including as a result of cyber-attacks, failure to comply with other state and federal regulations that might result in penalties or costs, seasonal and quarterly fluctuations in business levels, any loss of key management or other personnel, our dependence on third parties to supply us with raw materials, increased costs as a result of any future changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, demand and prices for our products and services, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended August 29, 2015 and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Thirteen weeks ended February 27,	Thirteen weeks ended February 28,	Twenty-six weeks ended February 27,	Twenty-six weeks ended February 28,
(In thousands, except per share data)	2016	2015	2016	2015

Revenues	$363,097	$361,462	$736,481	$731,823

Operating expenses:
Cost of revenues (1)	229,672	223,874	452,275	443,227
Selling and administrative expenses (1)	75,423	77,245	148,172	149,627
Depreciation and amortization	19,809	18,792	39,547	36,829
Total operating expenses	324,904	319,911	639,994	629,683

Income from operations	38,193	41,551	96,487	102,140

Other (income) expense:
Interest expense	218	239	439	427
Interest income	(892)	(944)	(1,656)	(1,748)
Foreign exchange (gain) loss	(132)	880	347	1,251
Total other (income) expense	(806)	175	(870)	(70)

Income before income taxes	38,999	41,376	97,357	102,210
Provision for income taxes	15,501	15,930	37,969	39,351

Net income	$23,498	$25,446	$59,388	$62,859

Income per share – Basic
Common Stock	$1.23	$1.33	$3.10	$3.29
Class B Common Stock	$0.98	$1.06	$2.48	$2.63

Income per share – Diluted
Common Stock	$1.16	$1.26	$2.94	$3.11

Income allocated to – Basic
Common Stock	$18,691	$20,182	$47,232	$49,834
Class B Common Stock	$4,704	$5,041	$11,896	$12,472

Income allocated to – Diluted
Common Stock	$23,401	$25,235	$59,141	$62,335

Weighted average number of shares outstanding – Basic
Common Stock	15,241	15,185	15,230	15,156
Class B Common Stock	4,795	4,741	4,795	4,741

Weighted average number of shares outstanding – Diluted
Common Stock	20,138	20,065	20,127	20,028

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets.

UniFirst Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	February 27, 2016 (1)(2)	August 29, 2015
Assets
Current assets:
Cash and cash equivalents	$334,992	$276,553
Receivables, net	157,947	151,851
Inventories	75,566	80,449
Rental merchandise in service	136,605	140,384
Prepaid and deferred income taxes	2,460	204
Prepaid expenses and other current assets	13,327	12,382

Total current assets	720,897	661,823

Property, plant and equipment, net	521,324	513,853

Goodwill	313,033	313,133
Customer contracts and other intangible assets, net	35,602	40,049
Deferred income taxes	—	1,475
Other assets	2,978	2,904

	$1,593,834	$1,533,237

Liabilities and shareholders' equity
Current liabilities:
Loans payable	$277	$1,385
Accounts payable	50,652	50,826
Accrued liabilities	112,603	113,022
Accrued and deferred income taxes	—	18,878

Total current liabilities	163,532	184,111

Long-term liabilities:
Accrued liabilities	57,247	54,566
Accrued and deferred income taxes	73,344	52,352

Total long-term liabilities	130,591	106,918

Shareholders' equity:
Common Stock	1,529	1,525
Class B Common Stock	485	485
Capital surplus	71,173	67,611
Retained earnings	1,254,951	1,197,000
Accumulated other comprehensive (loss) income	(28,427)	(24,413)

Total shareholders' equity	1,299,711	1,242,208

	$1,593,834	$1,533,237

(1)	Unaudited

(2)

In the second fiscal quarter of 2016, the Company adopted updated accounting guidance on the presentation of deferred income taxes. This adoption required that deferred tax liabilities and assets be classified as noncurrent in the Consolidated Balance Sheet. The Company elected to account for this change in presentation prospectively and prior periods were not retroactively adjusted.

UniFirst Corporation and Subsidiaries

Detail of Operating Results

(Unaudited)

Revenues

	Thirteen weeks ended February 27,	Thirteen weeks ended February 28,	Dollar	Percent
(In thousands, except percentages)	2016	2015	Change	Change

Core Laundry Operations	$331,365	$332,068	$(703)	-0.2%
Specialty Garments	20,451	18,661	1,790	9.6
First Aid	11,281	10,733	548	5.1
Consolidated total	$363,097	$361,462	$1,635	0.5%

	Twenty-six weeks ended February 27,	Twenty-six weeks ended February 28,	Dollar	Percent
(In thousands, except percentages)	2016	2015	Change	Change

Core Laundry Operations	$666,402	$667,915	$(1,513)	-0.2%
Specialty Garments	47,221	41,137	6,084	14.8
First Aid	22,858	22,771	87	0.4
Consolidated total	$736,481	$731,823	$4,658	0.6%

Income from Operations

	Thirteen weeks ended February 27,	Thirteen weeks ended February 28,	Dollar	Percent
(In thousands, except percentages)	2016	2015	Change	Change

Core Laundry Operations	$36,129	$40,924	$(4,795)	-11.7%
Specialty Garments	1,146	(435)	1,581	364.1
First Aid	918	1,062	(144)	-13.6
Consolidated total	$38,193	$41,551	$(3,358)	-8.1%

	Twenty-six weeks ended February 27,	Twenty-six weeks ended February 28,	Dollar	Percent
(In thousands, except percentages)	2016	2015	Change	Change

Core Laundry Operations	$89,101	$97,797	$(8,696)	-8.9%
Specialty Garments	5,432	1,833	3,599	196.3
First Aid	1,954	2,510	(556)	-22.1
Consolidated total	$96,487	$102,140	$(5,653)	-5.5%

UniFirst Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)	Twenty-six weeks ended February 27, 2016	Twenty-six weeks ended February 28, 2015
Cash flows from operating activities:
Net income	$59,388	$62,859
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	35,297	32,495
Amortization of intangible assets	4,250	4,334
Amortization of deferred financing costs	104	104
Share-based compensation	2,537	3,369
Accretion on environmental contingencies	334	302
Accretion on asset retirement obligations	398	316
Deferred income taxes	5,978	7,040
Changes in assets and liabilities, net of acquisitions:
Receivables	(6,528)	(11,048)
Inventories	4,733	(6,578)
Rental merchandise in service	3,477	718
Prepaid expenses and other current assets	(851)	(7,187)
Accounts payable	(79)	(1,384)
Accrued liabilities	1,574	11,605
Prepaid and accrued income taxes	(5,131)	10,092
Net cash provided by operating activities	105,481	107,037

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(73)	(15,086)
Capital expenditures	(44,028)	(45,542)
Other	111	(202)
Net cash used in investing activities	(43,990)	(60,830)

Cash flows from financing activities:
Proceeds from loans payable and long-term debt	—	4,937
Payments on loans payable and long-term debt	(1,046)	(6,887)
Proceeds from exercise of Common Stock options, including excess tax benefits	1,026	4,975
Payment of cash dividends	(1,436)	(1,433)
Net cash (used in) provided by financing activities	(1,456)	1,592

Effect of exchange rate changes on cash	(1,596)	(8,107)

Net increase in cash and cash equivalents	58,439	39,692
Cash and cash equivalents at beginning of period	276,553	191,769

Cash and cash equivalents at end of period	$334,992	$231,461